Exhibit 10.14

FORM OF STRATEGIC INVESTOR TRANSFER AGREEMENT

STRATEGIC INVESTOR TRANSFER AGREEMENT (this “Agreement”) dated as of [•] (the “Effective Date”), by and among TPG Partners, LLC, a Delaware limited liability company, TPG LPCo-2, LLC, a Delaware limited liability company, TPG Operating Group I, L.P., a Delaware limited partnership formerly known as TPG Holdings I, L.P. (“TPG OG I”), TPG Operating Group II, L.P., a Delaware limited partnership formerly known as TPG Holdings II, L.P. (“TPG OG II”), TPG Operating Group III, L.P., a Delaware limited partnership formerly known as TPG Holdings III, L.P. (“TPG OG III”, and together with TPG OG I and TPG OG II, collectively, the “TPG OG Partnerships”, and together with PubCo (as defined below) and LPCo-2 (as defined below), the “TPG Parties”), [[•], a [•] and holder of Common Units in TPG OG I (“Investor I”), [•], a [•] [and holder of [Common Units in TPG OG II][and holder of stock of a Delaware corporation that is the holder of Common Units in TPG OG II] (“Investor II” [or “Blocker Shareholder”]) and [•], a [•] and holder of Common Units in TPG OG III (“Investor III”) and together with Investor I and Investor II, the “Investor Parties”].

W I T N E S S E T H :

WHEREAS, the Investor Parties hold, directly or indirectly, Common Units in the TPG OG Partnerships;

WHEREAS, the parties to this Agreement desire to provide for:

(i)

the transfer by Investor I of 100% of its TPG OG I Common Units to the Applicable OG I Subsidiary Transferee or Applicable OG I Parent Transferee (each as defined below) in exchange for, as applicable, the Applicable OG I Cash Consideration or Applicable OG I Stock Consideration (each as defined below);

(ii)

the transfer by Investor II of 100% of its [TPG OG II Common Units][Equity Securities (the “Blocker Shares”) of [•], a [•] (the “Blocker”), an entity that holds TPG OG II Common Units], to the Applicable OG II Subsidiary Transferee or Applicable OG II Parent Transferee (each as defined below) in exchange for, as applicable, the Applicable OG II Cash Consideration or Applicable OG II Stock Consideration (each as defined below); and

(iii)

the transfer by Investor III of 100% of its TPG OG III Common Units to the Applicable OG III Subsidiary Transferee or Applicable OG III Parent Transferee (each as defined below) in exchange for, as applicable, the Applicable OG III Cash Consideration or Applicable OG III Stock Consideration (each as defined below);

WHEREAS, the applicable Investor Party is the record and beneficial owner of the Common Units in the TPG OG Partnerships (or, in the case of Blocker Shareholder, the Blocker Shares) to be transferred by this Agreement and the Investor Parties desire to transfer, directly or indirectly, such Common Units (or Blocker Shares, as applicable) to the Applicable OG Transferee (as defined below) in exchange for the Applicable OG Consideration, upon the terms and subject to the conditions hereinafter set forth;

The parties hereto agree as follows:

ARTICLE 1

DEFINITIONS

Section 1.01. Definitions. (a) As used herein, the following terms have the following meanings:

“1934 Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

“A&R TPG OG I LP Agreement” means the Amended and Restated Limited Partnership Agreement of TPG OG I, dated on or about the Closing Date, together with the Schedules and Exhibits thereto, as the same may be amended, restated, modified, supplemented or replaced from time to time.

“A&R TPG OG II LP Agreement” means the Amended and Restated Limited Partnership Agreement of TPG OG II, dated on or about the Closing Date, together with the Schedules and Exhibits thereto, as the same may be amended, restated, modified, supplemented or replaced from time to time.

“A&R TPG OG III LP Agreement” means the Amended and Restated Limited Partnership Agreement of TPG OG III, dated on or about the Closing Date, together with the Schedules and Exhibits thereto, as the same may be amended, restated, modified, supplemented or replaced from time to time.

“Accrued but Unpaid Blocker Taxes” means any accrued but unpaid Taxes of the Blocker as of the Closing Date, which amount, if any, is set forth on Schedule [•] of this Agreement, as determined in accordance with Section 6.07.

“Action” means any claim or counterclaim, hearing, audit, action, investigation, suit, litigation, proceeding (including any civil, criminal, administrative, investigative or appellate proceeding), arbitral action or criminal prosecution.

“Affiliate” means, with respect to any Person, any other Person who, directly or indirectly controls, is controlled by or is under common control with such Person; provided that no Investor Party or Blocker shall be considered an Affiliate of any TPG Party. For purposes of this definition, “control” when used with respect to any Person means the power to direct the management and policies of such Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise, and the terms “controlling” and “controlled” have correlative meanings.

“Agreement” has the meaning set forth in the preamble.

“Allocation Percentage” means, as of the Closing Date, with respect to each of TPG OG I, TPG OG II and TPG OG III, a percentage equal to the (a) fair market value as of such time of a Common Unit issued by such entity divided by (b) the aggregate fair market value as of such time of a Common Unit issued by each of the TPG OG Partnerships collectively. For purposes of this definition, “fair market value” shall mean the value that would be obtained in an arms-length transaction between an informed and willing buyer and an informed and willing seller, neither of whom is under any compulsion to buy or sell, respectively, and without regard to the particular circumstances of the buyer or seller, in each case, as determined by PubCo in good faith.

“Applicable A&R TPG OG LP Agreement” means the Applicable A&R TPG OG I LP Agreement, Applicable A&R TPG OG II LP Agreement, or Applicable A&R III TPG OG LP Agreement, as the context requires.

“Applicable OG Cash Consideration” means the Applicable OG I Cash Consideration, the Applicable OG II Cash Consideration or the Applicable OG III Cash Consideration, as the context requires.

“Applicable OG Consideration” means the Applicable OG I Cash Consideration, the Applicable OG I Stock Consideration, the Applicable OG II Cash Consideration, the Applicable OG II Stock Consideration, the Applicable OG III Cash Consideration or the Applicable OG III Stock Consideration, as the context requires.

“Applicable OG Stock Consideration” means the Applicable OG I Stock Consideration, the Applicable OG II Stock Consideration or the Applicable OG III Stock Consideration, as the context requires.

“Applicable OG Transferee” means the Applicable OG I Subsidiary Transferee, the Applicable OG I Parent Transferee, the Applicable OG II Subsidiary Transferee, the Applicable OG II Parent Transferee, the Applicable OG III Subsidiary Transferee, or the Applicable OG III Parent Transferee, as the context requires.

“Applicable OG I Cash Consideration” means an amount of cash equal to the product of (v) the OG I Cash Proportion, (w) the number of Common Units in TPG OG I being transferred, (x) the Exchange Rate, (y) the TPG OG I Allocation Percentage, and (z) the IPO Price (less any underwriters’ discount or commissions).

“Applicable OG I Parent Transferee” means PubCo.

“Applicable OG I Stock Consideration” means a number of Class A Shares [(or, to the extent required in order for such Investor Party and its Affiliates to own less than 5% of the voting power, a number of non-voting Class A Shares)] equal to the product of the (w) OG I Stock Proportion, (x) number of Common Units in TPG OG I being transferred, (y) Exchange Rate and (z) TPG OG I Allocation Percentage.

“Applicable OG I Subsidiary Transferee” means LPCo-2.

“Applicable OG II Cash Consideration” means an amount of cash equal to the product of (v) the OG II Cash Proportion, (w) the number of Common Units in TPG OG II being transferred, (x) the Exchange Rate, (y) the TPG OG II Allocation Percentage, and (z) the IPO Price (less any underwriters’ discount or commissions).

“Applicable OG II Parent Transferee” means PubCo.

“Applicable OG II Stock Consideration” means a number of Class A Shares [(or, to the extent required in order for such Investor Party and its Affiliates to own less than 5% of the voting power, a number of non-voting Class A Shares)] equal to the product of (w) the OG II Stock Proportion, (x) the number of Common Units in TPG OG II being transferred, (y) the Exchange Rate and (z) the TPG OG II Allocation Percentage.

“Applicable OG II Subsidiary Transferee” means LPCo-2.

“Applicable OG III Cash Consideration” means an amount of cash equal to the product of (v) the OG III Cash Proportion, (w) the number of Common Units in TPG OG III being transferred, (x) the Exchange Rate, (y) the TPG OG III Allocation Percentage, and (z) the IPO Price (less any underwriters’ discount or commissions).

“Applicable OG III Parent Transferee” means PubCo.

“Applicable OG III Stock Consideration” means a number of Class A Shares [(or, to the extent required in order for such Investor Party and its Affiliates to own less than 5% of the voting power, a number of non-voting Class A Shares)] equal to the product of (w) the OG III Stock Proportion, (x) the number of Common Units in TPG OG II being transferred, (y) the Exchange Rate and (z) the TPG OG III Allocation Percentage.

“Applicable OG III Subsidiary Transferee” means LPCo-2.

“Blocker Shareholder” has the meaning set forth in the preamble.

“Business Day” means any day except Saturday, Sunday or any other day on which commercial banks located in New York City, New York, Fort Worth, Texas or San Francisco, California are authorized or required to be closed for business.

“Class A Share” means a share of voting or non-voting “Class A Common Stock” as defined in the PubCo Charter.

“Class B Share” means a share of “Class B Common Stock” as defined in the PubCo Charter.

“Closing Date” means the pricing of the IPO.

“Code” means the Internal Revenue Code of 1986, as amended.

“Common Unit” means, collectively, one TPG OG I Common Unit, one TPG OG II Common Unit and one TPG OG III Common Unit.

“Effective Date” has the meaning set forth in the preamble.

“Equity Securities” means, with respect to any Person, any (i) partnership interests, membership interests or shares of capital stock, (ii) equity, ownership, voting, profit or participation interests or (iii) similar rights or securities in such Person or any of its subsidiaries, or any rights or securities convertible into or exchangeable for, options or other rights to acquire from such Person or any of its subsidiaries, or obligation on the part of such Person or any of its subsidiaries to issue, any of the foregoing.

“Exchange Rate” means [the number of Class A Shares for which a Common Unit would be exchanged. On the Closing Date, the Exchange Rate shall be 1-for-1.]

“Governmental Authority” means any supranational, national, federal, state, municipal or local court, administrative body or other governmental or quasi-governmental entity or authority with competent jurisdiction exercising legislative, judicial, regulatory or administrative functions of or pertaining to supranational, national, federal, state, municipal or local government, including any department, commission, board, agency, bureau, subdivision, instrumentality or other regulatory, administrative or judicial authority.

“Indemnified Pre-Closing Blocker Taxes” means (without duplication) (i) any Taxes attributable to taxable income or gain of any Blocker for any Pre-Closing Tax Period (together with any interest, penalties or additions to Tax for a Post-Closing Tax Period attributable to Indemnified Taxes), (ii) any liability of the Blocker for Taxes as a result of (A) having been a member of an affiliated, consolidated, combined or unitary tax group, (B) an event or transaction occurring , or (C) an agreement to which Blocker was party or otherwise had liability, in each case, on or prior to the Closing Date (and prior to the transfer of interests in the TPG OG Partnerships hereunder), (iii) any Taxes for which Blocker is liable as a result of any Pre-Closing Blocker Restructuring, (iv) any Taxes attributable to an inclusion under Section 951 or 951A of the Code in respect of a foreign corporation (determined as though the taxable year of such foreign corporation ended on the Closing Date), (v) any Taxes attributable to the “pushout” under Section 6226 of the Code (and any similar provision of state or local law), including pursuant to Section 6226(b)(4)(A)(ii)(I), made by any TPG OG Partnership in respect of any Pre-Closing Tax Period, and (vi) without duplication of any of the foregoing, any liability of the Blocker to any TPG OG Partnership in respect of any Taxes for any taxable period (or portion thereof) ending on or prior to the Closing Date; provided that, in each case, the calculation of Taxes hereunder shall take into account any Tax deductions, credits or other attributes for a Pre-Closing Tax Period to the extent actually available under applicable law to reduce the amount of particular Taxes payable in any such Pre-Closing Tax Period.

“Indemnified Taxes” means (without duplication) (i) any withholding taxes arising from the transactions effected pursuant to this Agreement, (ii) any Taxes attributable to any breach by the Investor Party or any of its Affiliates of any covenant under this Agreement, (iii) any transfer Taxes arising out of the transfers pursuant to this Agreement, (iv) any Taxes attributable to an inclusion under Section 951 or 951A of the Code in respect of a foreign corporation (determined as though the taxable year of such foreign corporation ended on the Closing Date), (v) any liability of the Investor to any TPG OG Partnership in respect of any Taxes, and (vi) Indemnified Pre-Closing Blocker Taxes; provided, however, that Indemnified Taxes, if any, shall not include such Taxes, if any, that have already been taking into by reducing the amount otherwise payable to the Investor Parties under Section 2.02(c); provided that, in each case, the calculation of

Taxes for purposes of clauses (i)-(v) herein shall take into account any Tax deductions, credits or other Tax attributes relating to a Pre-Closing Tax Period to the extent actually available under applicable law to reduce the amount of particular Taxes payable in any such Pre-Closing Tax Period.

“Investor I” has the meaning set forth in the preamble.

“Investor II” has the meaning set forth in the preamble.

“Investor III” has the meaning set forth in the preamble.

“Investor Parties” has the meaning set forth in the preamble.

“Investor Rights Agreement” means the Investor Rights Agreement, dated on or about the Closing Date, by and among PubCo, the Investors party thereto and the other parties named therein, as the same may be amended, modified, supplemented or waived from time to time.

“IPO” means the underwritten initial public offering by PubCo.

“IPO Price” means the public offering price per Class A Share in the IPO (as determined by PubCo in its sole discretion and as disclosed on the cover of the final prospectus relating to the IPO).

“Liability” means any debt, liability, guarantee, damage, penalty, fine, assessment, charge, cost, loss, claim, demand, expense, commitment or obligation (whether accrued, contingent, absolute, secured, unsecured, direct or indirect, liquidated or unliquidated, due or to become due, determined, determinable or otherwise).

“Lien” means, with respect to any property or asset, any mortgage, lien, pledge, charge, security interest or encumbrance in respect of such property or asset.

“LPCo-2” means prior to its conversion into a Delaware corporation, TPG LPCo-2, LLC, and after such conversion, TPG LPCo-2, Inc.

“OG I Cash Proportion” shall be the amount shown on Schedule A with respect to TPG OG I, under the heading “Cash Proportion”.

“OG I Stock Proportion” shall be the amount shown on Schedule A with respect to TPG OG I, under the heading “Stock Proportion”.

“OG II Cash Proportion” shall be the amount shown on Schedule A with respect to TPG OG II, under the heading “Cash Proportion”.

“OG II Stock Proportion” shall be the amount shown on Schedule A with respect to TPG OG II, under the heading “Stock Proportion”.

“OG III Cash Proportion” shall be the amount shown on Schedule A with respect to TPG OG III, under the heading “Cash Proportion” .

“OG III Stock Proportion” shall be the amount shown on Schedule A with respect to TPG OG III, under the heading “Stock Proportion”.

“Person” means an individual, corporation, partnership, limited liability company, association, trust or other entity or organization, including a Governmental Authority.

“Post-Closing Tax Period” means any taxable period beginning after the Closing Date and, with respect to a Straddle Period, the portion of such Straddle Period beginning after the Closing Date.

“Pre-Closing Blocker Restructuring” means all transactions, if any, effected pursuant to Section 6.01.

“Pre-Closing Straddle Period” has the meaning set forth in Section 6.06.

“Pre-Closing Tax Period” means any taxable period ending on or before the Closing Date and, with respect to a Straddle Period, the portion of such taxable period ending on and including the Closing Date.

“PubCo” means prior to its conversion into a Delaware corporation, TPG Partners, LLC, and after such conversion, TPG Inc.

“PubCo Charter” means the Amended and Restated Certificate of Incorporation of PubCo, as the same may be amended, restated, modified, supplemented or replaced from time to time.

“RemainCo Partnerships” means Tarrant Remain Co I, L.P., Tarrant Remain Co II, L.P. and Tarrant Remain Co III, L.P.

“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations of the SEC promulgated thereunder.

“Straddle Period” means a taxable period that begins on or before the Closing Date and ends thereafter.

“Taxes” means all federal, state, local or non-U.S. taxes, including income, franchise, capital stock, license, profits, real property, personal property, tangible, alternative or add-on minimum, estimated, withholding, employment, payroll, social security, social contribution, occupation, premium, severance, unemployment compensation, disability, windfall profits, environmental, stamp, transfer, registration, sales, use, excise, gross receipts, value-added, customs duties and all other taxes of any kind, any charges, interest or penalties or additions thereto imposed by any Taxing Authority.

“Tax Return” means all returns, claim for refund, amended returns, declarations, reports, information returns and statements required to be filed with any Taxing Authority in respect of any Taxes.

“Taxing Authority” means, with respect to any Tax, any Governmental Authority responsible for the assessment, collection, imposition or administration of such Tax.

“TPG OG I” has the meaning set forth in the preamble.

“TPG OG I Common Unit” means a “Common Unit” as defined in, and issued under, the A&R TPG OG I LP Agreement.

“TPG OG II” has the meaning set forth in the preamble.

“TPG OG II Common Unit” means a “Common Unit” as defined in, and issued under, the A&R TPG OG II LP Agreement.

“TPG OG III” has the meaning set forth in the preamble.

“TPG OG III Common Unit” means a “Common Unit” as defined in, and issued under, the A&R TPG OG III LP Agreement.

“TPG OG Partnerships” has the meaning set forth in the preamble.

“TPG Parties” has the meaning set forth in the preamble.

Section 1.02. Other Definitional and Interpretative Provisions. The words “hereof”, “herein” and “hereunder” and words of like import used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. The captions herein are included for convenience of reference only and shall be ignored in the construction or interpretation hereof. References to Articles, Sections, Exhibits and Schedules are to Articles, Sections, Exhibits and Schedules of this Agreement unless otherwise specified. All Exhibits and Schedules annexed hereto or referred to herein are hereby incorporated in and made a part of this Agreement as if set forth in full herein. Any capitalized terms used in any Exhibit or Schedule but not otherwise defined therein, shall have the meaning as defined in this Agreement. Any singular term in this Agreement shall be deemed to include the plural, and any plural term the singular. Whenever the words “include”, “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation”, whether or not they are in fact followed by those words or words of like import. “Writing”, “written” and comparable terms refer to printing, typing and other means of reproducing words (including electronic media) in a visible form. The term “or” shall not be exclusive and shall mean “and/or”. References to any statute shall be deemed to refer to such statute as amended from time to time and to any rules or regulations promulgated thereunder. References to any agreement or contract are to that agreement or contract as amended, modified or supplemented from time to time in accordance with the terms hereof and thereof; provided that with respect to any agreement or contract listed on any schedules hereto, all such amendments, modifications or supplements must also be listed in the appropriate schedule. References to any Person include the successors and permitted assigns of that Person. References from or through any date mean, unless otherwise specified, from and including or through and including, respectively. References to “law”, “laws” or to a particular statute or law shall be deemed also to include any and all applicable law.

ARTICLE 2

TPG OPERATING GROUP EXCHANGES

Section 2.01. Exchanges.

(a) Upon the terms and subject to the conditions of this Agreement, Investor I hereby assigns, conveys, transfers and delivers (x) the OG I Cash Proportion of the TPG OG I Common Units held by Investor I to the Applicable OG I Subsidiary Transferee, effective as of the Closing Date, free and clear of all Liens, in exchange for the Applicable OG I Cash Consideration, and (y) the OG I Stock Proportion of the TPG OG I Common Units held by Investor I to the Applicable OG I Parent Transferee, effective as of the Closing Date, free and clear of all Liens, in exchange for the Applicable OG I Stock Consideration.

(b) [Upon the terms and subject to the conditions of this Agreement, Investor II hereby assigns, conveys, transfers and delivers (x) the OG II Cash Proportion of the TPG OG II Common Units held by Investor II to the Applicable OG II Subsidiary Transferee, effective as of the Closing Date, free and clear of all Liens, in exchange for the Applicable OG II Cash Consideration, and (y) the OG II Stock Proportion of the TPG OG II Common Units held by Investor II to the Applicable OG II Parent Transferee, effective as of the Closing Date, free and clear of all Liens, in exchange for the Applicable OG II Stock Consideration.]

[or]

[Upon the terms and subject to the conditions of this Agreement, Blocker Shareholder hereby assigns, conveys, transfers and delivers (x) the OG II Cash Proportion of the Blocker Shares to the Applicable OG II Subsidiary Transferee, effective as of the Closing Date, free and clear of all Liens, in exchange for the Applicable OG II Cash Consideration, and (y) the OG II Stock Proportion of the Blocker Shares to the Applicable OG II Parent Transferee, effective as of the Closing Date, free and clear of all Liens, in exchange for the Applicable OG II Stock Consideration.]

(c) Upon the terms and subject to the conditions of this Agreement, Investor III hereby assigns, conveys, transfers and delivers (x) the OG III Cash Proportion of the TPG OG III Common Units held by Investor III to the Applicable OG III Subsidiary Transferee, effective as of the Closing Date, free and clear of all Liens, in exchange for the Applicable OG III Cash Consideration. and (y) the OG III Stock Proportion of the TPG OG III Common Units held by Investor I to the Applicable OG III Parent Transferee, effective as of the Closing Date, free and clear of all Liens, in exchange for the Applicable OG III Stock Consideration..

Section 2.02. Issuance and Payment of Consideration.

(a) Each Applicable OG Subsidiary Transferee shall deliver on or promptly following the closing of the IPO (without the payment of any interest thereon), to each Investor Party an amount in cash equal to the cash portion (if any) of the Applicable OG Cash Consideration payable by such Applicable OG Subsidiary Transferee to which such Investor Party is entitled pursuant to Section 2.01, in immediately available funds by wire transfer to an account of such Investor Party with a bank in New York City designated by such Investor Party by written notice to PubCo prior to the date hereof. PubCo shall issue and deliver on or promptly following the Closing Date, to each Investor Party a number of Class A Shares equal to the portion of the Applicable OG Stock Consideration payable in Class A Shares by PubCo to which Investor Party is entitled pursuant to Section 2.01.

(b) In the event that a cash distribution is made on the Common Units under Section 5.03(g) of the Applicable A&R TPG OG LP Agreement after the Closing Date in respect of the Common Units transferred (directly or indirectly) pursuant to this Agreement, the Applicable OG Transferee shall pay such amount to the applicable Investor Party seller of such Common Units as consideration therefor. Such payment shall be treated as an adjustment to the consideration for such Common Units for U.S. federal income tax purposes.

(c) Notwithstanding any other provision of this Agreement, without duplication, (i) the amount payable under this Agreement for any Blocker Shares shall be reduced by the amount of Accrued but Unpaid Blocker Taxes, if any, excluding any such Taxes to the extent that, as of the Closing Date and in accordance with Section 6.07, the Blocker is capitalized with sufficient cash held directly by the Blocker to satisfy such Accrued but Unpaid Blocker Taxes, and (ii) the amount payable under this Agreement for any Blocker Shares or Common Units shall be subject to further reduction under Section 6.04 on account of withholding, if any.

ARTICLE 3

REPRESENTATIONS AND WARRANTIES OF INVESTOR PARTIES

The Investor Parties hereby represents and warrants to the TPG Parties as of the Effective Date and as of the Closing Date that:

Section 3.01. Corporate Existence and Power. Each Investor Party is a duly organized entity, validly existing and in good standing under the laws of its jurisdiction of formation and has all organizational powers and all material governmental licenses, authorizations, permits, consents and approvals required to carry on its business as now conducted. Each Investor Party is duly qualified to do business as a foreign corporation and is in good standing in each jurisdiction where such qualification is necessary, except for such failure to be so qualified would not be material to the Investor Parties, taken as a whole.

Section 3.02. Corporate Authorization. The execution, delivery and performance by each Investor Party of this Agreement and the consummation of the transactions contemplated hereby are within such Investor Party’s organizational powers and have been duly authorized by all necessary organizational action on the part of such Investor Party. This Agreement constitutes a valid and binding agreement of each Investor Party, enforceable against each Investor Party in accordance with its terms (subject to applicable bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and other laws affecting creditors’ rights generally and general principles of equity).

Section 3.03. Governmental Authorization. The execution, delivery and performance by each Investor Party of this Agreement and the consummation of the transactions contemplated hereby require no action by or in respect of, or filing with, any Governmental Authority.

Section 3.04. Noncontravention. The execution, delivery and performance by each Investor Party of this Agreement and the consummation of the transactions contemplated hereby do not and will not (i) violate the certificate of organizational documents of such Investor Party, (ii) assuming compliance with the matters referred to in Section 3.03, result in any violation of any applicable law, require any material consent or other action by any Person under, constitute a material default under, or give rise to any right of termination, cancellation or acceleration of any right or obligation of any Investor Party or Blocker or to a loss of any material benefit to which any Investor Party or Blocker is entitled under any provision of any agreement or other instrument binding upon any Investor Party or (iv) result in the creation or imposition of any Lien on any asset of such Investor Party or Blocker.

Section 3.05. Ownership of Equity. Each Investor Party is the record and beneficial owner of the Common Units of the TPG OG Partnerships set forth on Schedule A to this Agreement, free and clear of any Lien, and is transferring and delivering to PubCo or LPCo-2 (as contemplated by Article II) valid and marketable title to such Common Units free and clear of any Lien.

Section 3.06. PubCo Shares. No Investor Party and no Affiliate of any Investor party is (or on the Closing Date will be) under any obligation to transfer any Class A Shares issued pursuant to this Agreement. Each Investor Party is an “accredited investor” as that term is defined in Rule 501(a) of Regulation D under the Securities Act. Each Investor Party acknowledges and agrees that any Class A Shares issued pursuant to this Agreement are being issued in a transaction not involving any public offering within the meaning of the Securities Act and that the Class A Shares have not been registered under the Securities Act. Each Investor Party acknowledges and agrees that any Class A Shares it may receive may not be offered, resold, transferred, pledged or otherwise disposed of absent an effective registration statement under the Securities Act except pursuant to an applicable exemption from the registration requirements of the Securities Act, and that the Class A Shares will be subject to a restrictive legend to such effect. As a result of these transfer restrictions and those set forth in Section 6.02 of this Agreement, each Investor Party acknowledges that it may not be able to readily offer, resell, transfer, pledge or otherwise dispose of the Class A Shares and may be required to bear the financial risk of an investment in the Class A Shares for an indefinite period of time. Each Investor Party acknowledges and agrees that the Class A Shares will not immediately be eligible for offer, resale, transfer, pledge or disposition pursuant to Rule 144 promulgated under the Securities Act.

[To include following if a Blocker is being transferred]

Section 3.07. Ownership of Blocker Shares. Blocker Shareholder is the record and beneficial owner of 100% of the Blocker Shares, free and clear of any Lien, and on the Closing Date is transferring and delivering to PubCo (as contemplated by Article II) valid and marketable title to such Blocker Shares, free and clear of any Lien.

Section 3.08. Blocker Capitalization; Purpose.

(a) Set forth on Schedule A to this Agreement is the number of authorized Equity Securities of Blocker. The Blocker Shares constitute the only Equity Interests that are issued and outstanding, or that have been issued but are no longer outstanding, by the Blocker.

(b) There are no (i) issued or outstanding options, warrants, calls, rights, contracts or convertible, exercisable or exchangeable securities, in each case relating to the issuance of any Equity Securities of Blocker, (ii) other commitments pursuant to which Blocker is or may become obligated to provide funds to, make an investment in, or contribute capital to, any Person, (iii) Equity Securities of such Blocker reserved for issuance for any purpose, (iv) contracts among current or former holders of Equity Securities of Blocker that relate to the ownership of or transfer of any Equity Securities of Blocker, (vi) statutory or contractual preemptive rights or rights of first refusal with respect the Equity Securities of Blocker, (vii) equity appreciation rights, security-based performance units, “phantom” units, profit participation or other similar rights or contracts with respect to Equity Securities of Blocker or (viii) outstanding contracts of Blocker to make any distribution of any kind with respect to Blocker Shares or any securities convertible, exercisable or exchangeable into Blocker Shares. Blocker is not a party to any voting trust or other contract with respect to the issuance, voting, repurchase, redemption, sale, transfer or other disposition or acquisition of any Blocker Shares. Blocker does not own any Equity Securities in any Person other than TPG OG II.

(c) Blocker is a special purpose entity formed for the sole purpose of holding, directly or indirectly, interests in the TPG OG Partnerships (or predecessor entities) and has conducted no other business. Prior to the date hereof, Blocker Shareholder has made available to the TPG Parties complete and correct copies of the organizational documents of such Blocker, as amended to the date hereof, and such organizational documents are in full force and effect.

(d) Prior to the Closing Date, Blocker shall have transferred any and all assets (including any equity interests in the RemainCo Partnerships) to another person that is not an Investor Party, except for the Common Units in TPG OG II held by Blocker as of the Closing Date.

Section 3.09. Litigation. There is no Action before any Governmental Authority pending, or threatened in writing, against or by Blocker, or any present officers, directors or employees of thereof (each only in their respective capacities as such). Blocker is not subject to any to any order, ruling, subpoena, verdict, arbitration decision, assessment, writ, judgment, award, injunction or decree entered, issued, made or rendered by any Governmental Authority of competent jurisdiction or any arbitrator.

Section 3.10. Tax Status. Blocker is treated as a corporation for U.S. federal income tax purposes.

Section 3.11. Liabilities. Blocker does not have any assets, rights or obligations to acquire assets or any operations, other than its ownership of Common Units in TPG OG II. Blocker has never incurred any indebtedness or incurred or become subject to any liabilities, or conducted any operations, other than: (x) any liabilities for income and franchise taxes relating solely to any income or gain allocated to Blocker from TPG OG II, all of which amounts described in this clause (x) have been paid to the extent such amounts have become due and payable, (y) any liabilities for non-income taxes, fees and other charges incurred to maintain Blocker’s corporate existence, all of which amounts described in this clause (y) have been fully paid to the extent such amounts have become due and payable, and (z) any administrative fees or expenses (other than taxes) incurred in connection with its ownership of such Common Units in TPG OG II (e.g., accounting fees, and costs and expenses related to the preparation and filing of tax returns), all of which amounts described in this clause (z) have been fully paid. The Common Units in TPG OG II are owned beneficially and of record by Blocker, free and clear of all liens or other encumbrances.

Section 3.12. Brokers’ Fees. There is no fee or commission payable by any Investor Party or Blocker to any investment banker, broker, finder or other intermediary that has been retained by or is authorized to act on behalf of any Investor Party or their Affiliates in connection with the transactions contemplated hereby.

Section 3.13. Acknowledgements. Each Investor Party hereby acknowledges that, except as otherwise expressly set forth in Article 4, each Investor Party hereby expressly disclaims any other representations or warranties of any kind or nature, legal or contractual, express or implied.

ARTICLE 4

REPRESENTATIONS AND WARRANTIES OF TPG PARTIES

The TPG Parties represent and warrant to the Investor Parties as of the Effective Date and the Closing Date that:

Section 4.01. Corporate Existence and Power. Each TPG Party is duly organized, validly existing and in good standing under the laws of its jurisdiction of formation and has all organization powers and all material governmental licenses, authorizations, permits, consents and approvals required to carry on its business as now conducted.

Section 4.02. Corporate Authorization. The execution, delivery and performance by each TPG Party of this Agreement and the consummation of the transactions contemplated hereby are within the organizational powers of such TPG Party and have been duly authorized by all necessary organizational action on the part of such TPG Party. This Agreement constitutes a valid and binding agreement of each TPG Party, enforceable against each TPG Party in accordance with its terms (subject to applicable bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and other laws affecting creditors’ rights generally and general principles of equity).

Section 4.03. Governmental Authorization. The execution, delivery and performance by each TPG Party of this Agreement and the consummation of the transactions contemplated hereby require no material action by or in respect of, or material filing with, any Governmental Authority other than compliance with any applicable requirements of the 1934 Act.

Section 4.04. Class A Shares. As of the Closing Date, the Class A Shares comprising the Applicable OG Stock Consideration are duly authorized, validly issued, fully paid and non-assessable and are being delivered to the applicable Investor Party free and clear of any Liens (other than generally applicable transfer restrictions under applicable securities laws, and the restrictions under the Investor Rights Agreement).

ARTICLE 5

INDEMNIFICATION

Section 5.01. Indemnity.

(a) Effective as of the Closing Date, without duplication, but subject to Section 5.01(b), the Investor Parties hereby, on a joint and several basis, indemnify the TPG Parties against, and agree to hold each of them harmless from, the following:

(i) any Liabilities of Blocker; and

(ii) any Indemnified Taxes;

provided, that the Investor Parties are not required to indemnify the TPG Parties for Taxes of Blocker to the extent of such Taxes that were treated as Accrued but Unpaid Blocker Taxes but for which, as of the Closing Date and in accordance with Section 6.07, the Blocker was capitalized with sufficient cash held directly by the Blocker to satisfy such Accrued but Unpaid Blocker Taxes.

(b) Notwithstanding the foregoing, the Investor Parties shall only be jointly and severally liable pursuant to Section 5.01(a) for the Investor Parties’ pro rata portion (based upon Investor II’s ownership percentage of the Blocker) of (i) any Liabilities of Blocker and (ii) any IndemnifiedTaxes. For the avoidance of doubt, the Investor Parties shall not be liable pursuant to Section 5.01(a) for the portion of the Liabilities of Blocker or Indemnified Taxes allocable to any investors in the Blocker that are unaffiliated with the Investor Parties.

ARTICLE 6

ADDITIONAL COVENANTS

Section 6.01. Pre-Closing Blocker Transfers. Prior to the Closing Date, Blocker Shareholder shall cause the Blocker to own no assets (other than Common Units) and have no Liabilities (other than Indemnified Taxes), including (i) by transferring any “RemainCo” related assets and (ii) by eliminating any debt owed by Blocker to an Investor Party or its Affiliates.

Section 6.02. Limitation on Transfers of Class A Shares. Without the prior written consent of PubCo or as may otherwise be expressly permitted under the terms of any underwriter lock-up and/or the Investor Rights Agreement with the consent of PubCo, no Investor Party shall transfer, sell, exchange, assign, pledge, hypothecate or otherwise encumber or otherwise dispose, in each case, directly or indirectly, of any Class A Shares issued pursuant to this Agreement, including a transfer to an Affiliate, from the Closing Date through 180 days following the date of the final prospectus relating to the IPO.

Section 6.03. Certain Tax Matters.

(a) Intended Tax Treatment. The parties intend that, for U.S. federal income tax purposes, (i) the transfer of [Blocker Shares and/or Common Units in one or more of the TPG OG Partnerships] to PubCo for Class A Shares set forth herein be treated as a contribution by the Investor Parties to PubCo, described in Section 351(a) of the Code that, combined with other contemporaneous contributions to PubCo, is intended to be treated as part of a single transaction described in Section 351 of the Code, (ii) the transfer of [Blocker Shares and/or Common Units in one or more of the TPG OG Partnerships] to LPCo-2 for cash set forth herein be treated as a taxable disposition of such equity under Section 1001 of the Code and (iii) all payments made pursuant to Section 2.02(b) shall be treated as adjustments to the Applicable OG Consideration. The parties shall report such transaction consistently therewith and shall prepare all Tax Returns in a manner consistent therewith except upon a contrary determination by an applicable Taxing Authority.

(b) Cooperation. The TPG Parties and the Investor Parties shall cooperate fully, as and to the extent reasonably requested by the other party, in connection with the filing of Tax Returns and any audit or other proceeding with respect to any Indemnified Tax. Such cooperation shall include the prompt notification of any tax audit or proceeding to the other party and the retention and (upon the other party’s reasonable request) the provision of records and information, which are reasonably relevant to any such audit or other proceeding and within such party’s possession or obtainable without material cost or expense. The TPG Parties shall succeed and be entitled to all legal privilege with respect to any such filings or proceedings. Such cooperation shall also include making employees or other representatives available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder, including the parties responsible for previous filings of Tax Returns.

(c) Preparation of Tax Returns.

(i) TPG Parties will timely file (or cause to be prepared and timely filed) all Tax Returns of the Blocker for any Pre-Closing Tax Period and for any Straddle Period required to be filed after the Closing Date, and will timely pay (or cause to be timely paid) all Taxes required to be paid with respect to such Tax Returns. Unless otherwise required by applicable Law, all such Tax Returns will be prepared in accordance with the past practices of the Blocker. Any such Tax Returns shall be made available by the TPG Parties to the Investor Parties for review and comment fourteen (14) Business Days prior to the filing date and the TPG Parties shall consider in good faith any comments timely received from the Investor Parties.

(ii) From and after the Closing Date, to the extent that any of the following actions would result in amounts treated as Indemnified Taxes pursuant to this Agreement, the Blocker will not, and the Applicable OG Transferee will cause the Blocker not to, without the consent of the Investor Parties, other than any such actions which are required to give effect to any actions undertaken with respect to the TPG OG Partnerships for the relevant taxable period, (a) file (other than in accordance with Section 6.03(c)(i)), amend, re-file, revoke, modify or otherwise change any Tax Return, Tax election or other Tax filing or position of the Blocker for any Pre-Closing Tax Period or any Straddle Period, (b) voluntarily approach any taxing authority with respect to any Pre-Closing Tax Period or (c) extend or waive, or request or cause to be extended or waived, any statute of limitations or other period for the assessment of any Tax or deficiency related to a Pre-Closing Tax Period or any Straddle Period, in each case without the prior written consent of the Investor Parties (which consent will not be unreasonably withheld, delayed or conditioned); provided that if any such actions are undertaken without the consent of the Investor Parties, the parties agree that the only recourse to such Investor Parties is that any actual resulting Tax liability of Blocker resulting from such actions described in (a)-(c) shall not constitute an Indemnified Tax. None of the parties (nor any of their respective Affiliates) shall take or cause to be taken any action (or fail to take or cause to take any action) that would reasonably be expected to adversely affect the treatment of the exchanges contemplated by Section 2.01 as described in this Section 6.03.

(d) Refunds. Tax refunds (or credits in lieu of cash Tax refunds that actually reduce the cash Tax liability of the Blocker (or any successor thereto)) of Taxes (including estimated Taxes) of the Blocker (or any successor thereto) for any Pre-Closing Tax Period or any Pre-Closing Straddle Period (including any such refund (or credit) resulting from a carryback of any net operating loss generated in a Pre-Closing Tax Period or any Pre-Closing Straddle Period, but excluding any such refund (or credit) resulting from a carryback of a net operating loss generated in a Tax period (or portion thereof) beginning after the Closing Date) will be for the account of the Investor Parties, and the Applicable OG Transferee will pay, or cause to be paid, to the Investor Parties an amount equal to any such refund (or credit), together with any interest paid by the applicable Governmental Body, within five days after receipt of such refund or utilization of such credit.

(e) Tax Audits.

(i) After the Closing Date, the Applicable OG Transferee, shall promptly notify the Investor Parties (as the case may be) in writing of any written notice of a proposed assessment or claim in an audit or administrative or judicial proceeding received by them with respect to Taxes solely of the Blocker (“Tax Proceeding”) in respect of any Pre-Closing Tax Period which, if determined adversely to the Blocker, would be grounds for indemnification by the Investor Parties under Section 5.01 . Such notice shall contain factual information (to the extent known to the TPG Parties, its Affiliates or the Blocker) describing the asserted Tax liability in reasonable detail and shall include copies of any notice or other document received from any Taxing Authority in respect of any such asserted Tax liability; provided, however, that the failure to give such notice as provided herein shall not relieve the Investor Parties of their obligations to indemnify for any loss arising out of such asserted Tax liability, except to the extent that the Investor Parties are actually and materially prejudiced thereby.

(ii) The Investor Parties may elect to direct and control, through counsel of its own choosing, any Tax Proceeding relating solely to a Pre-Closing Tax Period involving any potential Tax liability with respect to which indemnity may be sought under this Agreement. If the Investor Parties elect to direct a Tax Proceeding, the Investor Parties shall within thirty (30) days of receipt of the notice of asserted Tax liability notify the TPG Parties of its intent to do so, and the TPG Parties shall cooperate and shall cause the Blocker to fully cooperate, at the Investor Parties expense, in each phase of such audit or Proceeding; provided that the Investor Parties shall keep the TPG Parties reasonably informed about any material developments of any such Tax Proceeding and shall obtain the prior written consent (which consent shall not be unreasonably withheld, conditioned or delayed) of the TPG Parties before entering into any settlement or resolution of any such Tax Proceeding. If the Investor Parties elect not to direct the Tax Proceeding or such Tax Proceeding relates to a Straddle Period, the TPG Parties or the Blocker shall control such Tax Proceeding (at the TPG Parties’ expense); provided that the TPG Parties shall keep the Investor Parties reasonably informed about any material developments of any such Tax Proceeding.

Section 6.04. Withholding. Each Applicable OG Transferee shall be entitled to deduct and withhold from any cash payable or stock issuable to an Investor Party pursuant to this Agreement such amounts as it determines in good faith are required to be deducted and withheld under the Code or any provision of state, local or foreign applicable law; provided, however, that, prior to deducting or withholding any such amounts, each Applicable OG Transferee shall notify the Investor Parties as soon as reasonably practicable after discovering that it is required by applicable Law to withhold from any amount payable under this Agreement and shall reasonably cooperate with the Investor Parties to minimize or eliminate such deduction or withholding to, the extent permitted by applicable Law. To the extent that amounts are so deducted and withheld, such withheld amounts shall be treated for all purposes of this Agreement as having been paid (or issued) to the Investor Party in respect of which such deduction and withholding was made. If any such deduction or withholding is required to be made from any consideration payable in Class A Shares, the amount of such Class A Shares shall be reduced based on the IPO Price (less any underwriters’ discount, commissions or other transaction expenses); provided that, at the election of the Applicable OG Transferee, in lieu of reducing the amount of Class A Shares (or non-voting Class A Shares), the Investor Party may fund such deduction or withholding in cash by making a payment to the Applicable OG Transferee or the Investor Party may be deemed to fund such deduction or withholding in cash payable in respect of other cash proceeds paid to an Investor Party in respect of the transfers pursuant to this Agreement.

Section 6.05. Withholding Certificates.

(a) Prior to the Closing Date, the Investor Parties that will be transferring interests in TPG OG I pursuant to this Agreement shall each have delivered (A) a duly executed Internal Revenue Service Form W-9 or (B) a withholding certificate described in Treasury Regulations Section 1.1446(f)-2(b)(5) to be provided by a “transferor” and reasonably acceptable to the Applicable OG Transferee.

(b) Prior to the Closing Date, where Investor Parties will be transferring interests in Blocker pursuant to this Agreement, Blocker shall have delivered to the Applicable OG Transferee a certificate and notice pursuant to Treasury Regulation Sections 1.1445-2(c)(3) and 1.897-2(h)(2) certifying that Blocker has not been a “United States real property holding corporation” within the meaning of Section 897(c)(2) of the Code during the five (5)-year prior ending on the Closing Date and notifying the U.S. Internal Revenue Service of the same.

(c) For all other circumstances not addressed in clauses (a) and (b) of this section, prior to the Closing Date, the Investor Parties that will be transferring interests in TPG OG II or TPG OG III pursuant to this Agreement shall each have delivered (A) a duly executed Internal Revenue Service Form W-9, (B) any other withholding certificate described in Treasury Regulations Section 1.1446(f)-2(b) to be provided by a “transferor” and for which the conditions necessary to provide such certification have been met or (C) such other form as the Investor Parties are legally able to provide that is reasonably acceptable to the Applicable OG Transferee; provided that if an Investor Party is unable to provide the certification described in clause (A), (B) or (C), including by reason that a transferred interest in a TPG OG Partnership does not qualify for a relevant exception described in Treasury Regulations section 1.1446(f)-2(b), then such Investor Party shall

(if permitted by law) provide a certificate substantially in the form described in Treasury Regulations Section 1.1446(f)-2(c)(2)(ii)(B) (it being understood that the TPG OG Partnerships, the Applicable OG Transferee and any other applicable withholding agent shall retain the discretion to determine the amount realized).

(d) The TPG OG Partnerships shall reasonably cooperate upon the reasonable request to provide such certifications or other information that the TPG OG Partnerships are legally permitted to provide to the extent necessary to reduce or eliminate any withholding with respect to the transactions contemplated by this Agreement (including the certificate described in Treasury Regulations Section 1.1445-11T(d)(2)) to the extent the TPG OG Partnerships can do so without unreasonable effort or expense, provided, however, that the TPG OG Partnerships shall not be required to provide the certificate described in Treasury Regulations Section 1.1446(f)-2(b)(4) with respect to any TPG OG Partnership.

Section 6.06. Apportionment of Taxes. For purposes of clause (i) of the definition of Indemnified Pre-Closing Blocker Taxes, the Taxes of Blocker for the portion of a Straddle Period in the Pre-Closing Tax Period (such portion, the “Pre-Closing Straddle Period”) will be determined as follows: (i) in the case of any real property or other ad valorem Taxes, the portion in the Pre-Closing Tax Period will be deemed to be the amount of such Tax (after giving effect to amounts which may be deducted from or offset against such Taxes) for the entire taxable period multiplied by a fraction, the numerator of which is the number of days in the Pre-Closing Straddle Period and the denominator of which is the number of days in the Straddle Period; and (ii) in the case of any other Taxes, the portion in the Pre-Closing Tax Period will be deemed equal to the amount that would be payable (after giving effect to amounts which may be deducted from or offset against such Taxes) if the taxable year of the Blocker and pass-through entities in which Blocker owns an equity interest terminated on and included the Closing Date. The portion of tax attributable to the portion of a Straddle Period in the Post-Closing Tax Period will be calculated in a corresponding manner.

Section 6.07. Determination of Accrued but Unpaid Blocker Taxes. The TPG Parties, in coordination with the historic tax advisors of TPG Operating Group, shall in good faith [and, with respect to taxable income attributable to pass-through income allocated to the Blocker in respect of the Blocker’s investment in TPG OG II Common Units, consistent with past practice,] estimate the amount of “Accrued but Unpaid Blocker Taxes” attributable to such pass-through income for purposes of Schedule A. The TPG Parties shall deliver such estimate to the Investor Parties at least 5 Business Days before the Closing Date, and the Investor Parties and TPG Parties shall collaborate in good faith to agree on the amount of Accrued but Unpaid Blocker Taxes. The TPG Parties, in coordination with the historic tax advisors of TPG Operating Group, shall also provide the Investor Parties such information that the TPG Parties reasonably determine is necessary to assist the Investor Parties in estimating the income Tax liability resulting from transactions described in Section 6.01 with respect to the distribution or other transfer of equity interests in the RemainCo Partnerships for purposes of determining the amount of Accrued but Unpaid Blocker Taxes. The Blocker shall be capitalized with sufficient cash held directly by the Blocker to satisfy Accrued but Unpaid Blocker Taxes, including in respect of Taxes incurred in connection with the transactions described in Section 6.01. In furtherance of the foregoing, the Investor Parties hereby covenant that the Blocker shall retain, from and after the date hereof, all cash held as of the date hereof and all cash received or generated thereafter, to meet the obligation described in the previous sentence, and shall be entitled to distribute or otherwise extract any cash in excess of the amount of Accrued and Unpaid Blocker Taxes once such amount has been determined in accordance with the rest of this Section 6.07.

ARTICLE 7

MISCELLANEOUS

Section 7.01. Addresses and Notices. All notices, demands and other communications to be given or delivered under this Agreement shall be in writing and shall be deemed to have been given (a) when personally delivered (or, if delivery is refused, upon presentment) or received by email (with confirmation of transmission) prior to 5:00 p.m. eastern time on a Business Day and, if otherwise, on the next Business Day, (b) one Business Day following sending by reputable overnight express courier (charges prepaid) or (c) three days following mailing by certified or registered mail, postage prepaid and return receipt requested to the respective parties at the following addresses (or at such other address for a party as shall be as specified in a notice given in accordance with this Section 7.01):

if to any TPG Party, to:

c/o TPG Inc.
301 Commerce Street, Suite 3300
Fort Worth, TX 76102
Attention: Office of General Counsel
E-mail: officeofgeneralcounsel@tpg.com

with a copy to:

Davis Polk & Wardwell LLP
450 Lexington Avenue
New York, New York 10017
Attention:	H. Oliver Smith
Darren Schweiger
Email:	oliver.smith@davispolk.com
darren.schweiger@davispolk.com

and

Weil, Gotshal & Manges LLP
767 Fifth Avenue
New York, New York 10153
Attention:	Harvey M. Eisenberg
Brian Parness
Email:	Harvey.Eisenberg@weil.com
Brian.Parness@weil.com

if to Investor, to:

[Name of Investor]

[Address]

[Address]

Attention: [name]

Facsimile No.: [number]

[E-mail: [address]]

with a copy to:

[     ]

Section 7.02. Termination. This Agreement may be terminated at any time prior to the Closing Date (i) by the mutual written agreement of the Parties or (ii) by either the Investor Parties or PubCo if the Closing Date shall not have occurred by December 31, 2022. If this Agreement is terminated as permitted by the preceding sentence, such termination shall be without liability of any Party (or any of its Affiliates) to the other Parties to this Agreement.

Section 7.03. Amendments and Waivers. (a) Any provision of this Agreement may be amended or waived if, but only if, such amendment or waiver is in writing and is signed, in the case of an amendment, by each party to this Agreement, or in the case of a waiver, by the party against whom the waiver is to be effective.

(b) No failure or delay by any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege. Except as set forth in Section 7.10, the rights and remedies herein provided shall be cumulative and not exclusive of any rights or remedies provided by law.

Section 7.04. Expenses. Except as otherwise provided herein, all costs and expenses incurred in connection with this Agreement shall be paid by the party incurring such cost or expense.

Section 7.05. Successors and Assigns. The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns; provided that no party may assign, delegate or otherwise transfer any of its rights or obligations under this Agreement without the consent of each other party hereto.

Section 7.06. Governing Law; Jurisdiction; Waiver of Jury Trial. The laws of the State of Delaware shall govern (a) all proceedings, claims or matters related to or arising from this Agreement (including any tort or non-contractual claims) and (b) any questions concerning the construction, interpretation, validity and enforceability of this Agreement, and the performance of the obligations imposed by this Agreement, in each case without giving effect to any choice of law or conflict of law rules or provisions (whether of the State of Delaware or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of Delaware. EACH PARTY TO THIS AGREEMENT IRREVOCABLY WAIVES ALL RIGHTS TO TRIAL BY JURY IN ANY PROCEEDING BROUGHT TO RESOLVE ANY DISPUTE BETWEEN OR AMONG ANY OF THE PARTIES (WHETHER ARISING IN CONTRACT, TORT OR OTHERWISE) ARISING OUT OF, CONNECTED WITH, RELATED OR INCIDENTAL TO THIS AGREEMENT, THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT AND/OR THE RELATIONSHIPS ESTABLISHED AMONG THE PARTIES UNDER THIS AGREEMENT. THE PARTIES FURTHER WARRANT AND REPRESENT THAT EACH HAS REVIEWED THIS WAIVER WITH SUCH PARTY’S LEGAL COUNSEL, AND THAT EACH KNOWINGLY AND VOLUNTARILY WAIVES SUCH PARTY’S JURY TRIAL RIGHTS FOLLOWING CONSULTATION WITH LEGAL COUNSEL. Each of the parties to this Agreement submits to the exclusive jurisdiction of first, the Chancery Court of the State of Delaware or if such court declines jurisdiction, then to the Federal District Court for the District of Delaware, in any proceeding arising out of or relating to this Agreement, agrees that all claims in respect of the proceeding shall be heard and determined in any such court and agrees not to bring any proceeding arising out of or relating to this Agreement in any other courts. Nothing in this Section 7.06, however, shall affect the right of any party to this Agreement to serve legal process in any other manner permitted by law or at equity. Each party to this Agreement agrees that a final judgment in any proceeding so brought shall be conclusive and may be enforced by suit on the judgment or in any other manner provided by law or at equity.

Section 7.07. Counterparts; Effectiveness; Third Party Beneficiaries. This Agreement may be signed in any number of counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument. This Agreement shall become effective when each party hereto shall have received a counterpart hereof signed by the other party hereto. Until and unless each party has received a counterpart hereof signed by the other party hereto, this Agreement shall have no effect and no party shall have any right or obligation hereunder (whether by virtue of any other oral or written agreement or other communication). No provision of this Agreement is intended to confer any rights, benefits, remedies, obligations, or liabilities hereunder upon any Person other than the parties hereto and their respective successors and assigns. The parties irrevocably and unreservedly agree that the document(s) in question may be executed by way of electronic signatures and the parties agree that such document(s), or any part thereof, shall not be challenged or denied any legal effect, validity and/or enforceability solely on the ground that it is in the form of an electronic record.

Section 7.08. Entire Agreement. This Agreement constitutes the entire agreement between the parties with respect to the subject matter of this Agreement and supersedes all prior agreements and understandings, both oral and written, between the parties with respect to the subject matter of this Agreement.

Section 7.09. Severability. If any term, provision, covenant or restriction of this Agreement is held by a court of competent jurisdiction or other Governmental Authority to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party. Upon such a determination, the parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the fullest extent possible.

Section 7.10. Specific Performance. The parties hereto agree that irreparable damage would occur if any provision of this Agreement were not performed in accordance with the terms hereof and that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement or to enforce specifically the performance of the terms and provisions hereof in the courts contemplated by Section 7.05, in addition to any other remedy to which they are entitled at law or in equity.

Section 7.11. Acknowledgment of Reorganization. In connection with the IPO and as described in the prospectus that forms part of PubCo’s Registration Statement on Form S-1 filed with the SEC, the TPG Parties and their Affiliates have undergone the Reorganization (as defined in the Investor Rights Agreement) and each Party hereby acknowledges, consents to and ratifies the Reorganization, the Reorganization Agreement (as defined in the Investor Rights Agreement) and the transactions contemplated thereby. Each Investor Party acknowledges that after the Closing Date, all distributions by the TPG OG Partnerships shall be made in accordance with the Amended and Restated Limited Partnership Agreements of the TPG OG Partnerships, as in effect from time to time.

Section 7.12. Waiver of Immunity. To the extent that an Investor Party may be or may become entitled, in any action or proceeding relating in any way to this Agreement, to claim for itself or its properties or revenues any immunity from suit, court jurisdiction or attachment prior to judgment, attachment in aid of execution of a judgment, execution of a judgment or from any other legal process or remedy relating to its obligations under this Agreement, and to the extent that in any such action or proceeding there may be attributed immunity (whether or not claimed), such party hereby irrevocably agrees not to claim and hereby irrevocably waives such immunity o the fullest extent permitted by applicable law.

Section 7.13. Further Assurances. (a) Subject to the terms and conditions of this Agreement, the parties hereto will use their reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary or desirable under applicable law to consummate the transactions contemplated by this Agreement. The parties hereto agree to execute and deliver such other documents, certificates, agreements and other writings and to take such other actions as may be necessary or desirable in order to consummate or implement expeditiously the transactions contemplated by this Agreement.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the day and year first above written.

[SIGNATURE PAGES TO COME]

Schedule A

Silo	Interests to be Transferred	Transferring Investor Party or Parties	Stock Proportion	Cash Proportion
TPG OG I	[ ] TPG OG I Common Units	[•] “Investor I”
TPG OG II	[ ] TPG OG II Common Units] / [Equity of [Blocker Name]]	[•] “Investor II”
TPG OG III	[ ] TPG OG III Common Units	[•] “Investor III”